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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of December 10, 2003, by and between Atrium Corporation (successor by merger of KAT Holdings, Inc. and Atrium Corporation), a Delaware corporation (together with its successors and assigns permitted hereunder, the "Company" or "Parent"), Atrium Companies, Inc., a Delaware corporation ("ACI"), and Jeff L. Hull (the "Executive"); provided, that this Agreement will not be effective until the closing under the Agreement and Plan of Merger, dated as of October 27, 2003, among Atrium Corporation, its securityholders and KAT Holdings, L.P. as amended (as amended, the "Merger Agreement") which closing will be deemed to be the "Effective Date" for purposes of this Agreement. In connection with amending the Merger Agreement, ATR Acquisition LLC, a Delaware limited liability company ("LLC"), will become the institutional investor in the Company, and KAT Holdings, L.P., a Delaware limited partnership ("KAT Holdings, L.P."), will become a member of LLC.

                                    RECITALS

A. The Company and the Executive entered into an Employment Agreement dated as of January 1, 2003 (the "January 1, 2003 Agreement").

B. The Board of Directors of the Company (the "Board") determined that it is in the best interest of the Company and its stockholders to terminate the January 1, 2003 Agreement and to enter into this Agreement for purposes of the Company employing the Executive on the terms and conditions set forth herein.

C. ACI and its subsidiaries will benefit from the services to be provided by the Executive hereunder.

                                   AGREEMENTS

NOW, THEREFORE, in consideration of the respective agreements and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       EMPLOYMENT PERIOD

         Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company in accordance with the terms and provisions of this Agreement, for a period commencing on the Effective Date and ending on December 31, 2006 (the "Initial Term", and including any and all renewals thereof, including the Additional Term, the "Employment Period"); provided the Initial Term is renewable for another two-year term thereafter as mutually agreed upon by the Company and Executive at least 90 days prior to the end of the then current term. In order to renew for such two-year additional term (the "Additional Term"), the Company will specify to the Executive the "Renewal Package" for the Additional Term within 60 days prior to the end of the Initial Term. That "Renewal Package" will consist of an

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         employment proposal reflecting either (a) base compensation for each year of the Additional Term at a level that is $200,000 above the Annual Base Salary for the final year of the Initial Term (i.e., a $200,000 increase for year 4 and no increase to base compensation from such increased level for year 5 of the Additional Term), an incentive bonus consistent with the incentive bonus described in Schedule A hereto and that reflects for each year of the Additional Term a maximum potential increase to the incentive bonus of $100,000 over the maximum incentive bonus for the preceding year (i.e., a $100,000 per annum increase in year 4 and a $100,000 per annum increase above such maximum year 4 target level for year 5 of the Additional Term) and duties, terms and conditions otherwise consistent with this Agreement (including as to perquisites which shall not be reduced from those provided as of the expiration of the Initial Term), or (b) if requested by Executive, a base compensation, incentive bonus and perquisites proposal (including as to amount and structure) proposed by a nationally recognized executive compensation advisor or consultant that is selected by the Board and reasonably acceptable to Executive, together with other terms and conditions otherwise consistent with this Agreement. Within 45 days prior to the end of the Initial Term, the Company will determine in its discretion, whether to offer the Renewal Package to Executive for the Additional Term, in which case, the Company will notify Executive thereof of its binding offer of the Renewal Package, and if so offered, the Executive may accept the Renewal Package by notifying the Company thereof within 30 days prior to the end of the Initial Term. If so offered and accepted, the Company and Executive will proceed expeditiously and in good faith to enter into definitive documentation and agreements reflecting the Renewal Package by the end of the Initial Term. If the Company fails to observe the foregoing, or determines not to so offer the Renewal Package to Executive, then Executive may, as of the end of the Initial Term, notify the Company that Executive has been terminated by the Company without Cause, in which case, the Company and Executive will be obligated under this Agreement, the Buy-Sell Agreement and the stock purchase rights referenced in Schedule B hereto as if Executive was terminated during the Initial Term by the Company without Cause. If the Company determines to so offer the Renewal Package to Executive, and does so offer the Renewal Package, and the Executive does not accept the Renewal Package as described above, then the Company may, as of the end of the Initial Term, notify the Executive that the Executive has terminated voluntarily and without Good Reason, in which case, the Company and Executive will be obligated under this Agreement, the Buy-Sell Agreement and the stock purchase rights referenced in Schedule B hereto as if Executive terminated voluntarily and without Good Reason during the Initial Term. In addition, if Executive accepts the Renewal Package and, as of the end of the Additional Term, the Company terminates or determines not to renew or continue Executive's employment on comparable terms and conditions, then Executive will be entitled to receive $1 million payable in equal monthly installments for a period of twelve (12) months following such termination of employment.


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2.       TERMS OF EMPLOYMENT

         (a)      Position and Duties

                  (i) During the term of the Executive's employment, the Executive shall serve as Chairman, Chief Executive Officer and President of the Company and ACI and, in so doing, shall perform normal duties and responsibilities associated with such position and as reasonably directed by the Board. Promptly following the commencement of the Employment Period, the Company shall take all action necessary to appoint the Executive as Chairman of the Board of the Company and ACI, and thereafter, for so long as the Executive remains the Chief Executive Officer of the Company and/or ACI, (a) KAT Holdings, L.P. shall direct the LLC to vote the common stock of the Company owned by the LLC for the election of the Executive as a director and Chairman of the Board of the Company and ACI, and the Executive agrees to serve in such capacities, and (b) while the Executive is Chairman of the Board of the Company and ACI, the Executive shall be a member of any Executive Committee or substantially similar committee of the Board, if such a committee exists at any time. In addition, during the Employment Period, and if the Executive's employment is terminated by the Company without Cause or for Good Reason for so long as Executive (together with his "permitted transferees" pursuant to Executive's Buy-Sell Agreement of even date herewith) holds at least 50% of the stock purchase rights described in Schedule B hereto, KAT Holdings, L.P. shall direct the LLC to vote the common stock of the Company owned by the LLC for the election of the Executive as a director of the Company and ACI, unless Executive shall elect after the Employment Period not to serve as a director thereof. To the extent requested by the Board during the Employment Period, the Executive shall also serve on any other committees of the Board and/or as a director, officer or employee of Parent or any other person or entity which, from time to time, is a direct or indirect subsidiary of Parent. The Executive's service as a director of the Parent or as a director, officer or employee of any subsidiary of Parent shall be without additional compensation.

                  (ii) During the term of the Executive's employment, and excluding any periods of vacation and other leave to which the Executive is entitled, the Executive agrees to devote substantially all his business time to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully, effectively and efficiently his duties and responsibilities.


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                  (iii)    During the term of the Executive's employment, it
                           shall not be a violation of this Agreement for the Executive to (1) serve on industry trade, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements or (3) manage personal investments, so long as such activities do not interfere with the performance of the Executive's duties and responsibilities as an Executive of the Company.

                  (iv) Executive agrees to observe and comply with the Company's rules and policies as adopted by the Company from time to time.

         (b)      Compensation

                  (i) Base Salary. During the Initial Term, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, as follows: (A) during the period beginning on January 1, 2003 and ending on December 31, 2003, in an amount equal to $425,000 per annum, (taking into account any amounts paid as compensation during such period prior to the date hereof) (B) during the period beginning on January 1, 2004 and ending on December 31, 2004, in an amount equal to $475,000 per annum, (C) during the period beginning on January 1, 2005 and ending on December 31, 2005, in an amount equal to $525,000 per annum, and (D) during the period beginning on January 1, 2006 and ending on December 31, 2006, in an amount equal to $525,000 per annum. The Board, in its discretion, may at any time increase the amount of the Annual Base Salary to such greater amount as it may deem appropriate, and the term "Annual Base Salary," as used in this Agreement, shall refer to the Annual Base Salary as it may be so increased. It is understood that the Company may, at any time, in the discretion of the Board, increase, but not decrease, the amount of the Annual Base Salary.

                  (ii) Incentive Bonus. As of or promptly after the Effective Date, the Executive will be paid $325,000, which constitutes the portion of his incentive bonus attributable to 2003 that is pro rated through October 31, 2003 and such prorated bonus will not exceed reserves or accruals therefor as in effect as of October 31, 2003. In addition, the Company will pay to Executive the remaining earned balance of such 2003 incentive bonus in accordance with the January 1, 2003 Agreement, on or about March 1, 2004. During the period of the Initial Term, Executive shall be entitled to an incentive bonus as set forth on Schedule A hereto.

                  (iii) Incentive, Savings, Stock Option and Retirement Plans. During the term of the Executive's employment, the Executive shall be




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                           entitled to participate in all incentive, savings,
                           stock option, deferred compensation and any pension or retirement plans, practices, policies and programs applicable either generally to other employees of the Company and/or ACI or that are offered to executive employees of the Company and/or ACI (as amended, the "Investment Plans"); provided, that the foregoing will not (A) modify or supplement the separate agreements (including the stock purchase rights referred to herein and the stock warrants described in Schedule B hereto) to which the Company and/or ACI and the Executive are parties, (B) require the Company to grant to the Executive any unissued and unallocated stock options as of the date hereof (5,250 shares) under the Company's 2003 Stock Option Plan, or (C) require the Company to grant to the Executive any option or other stock incentives that are not granted generally to the officers of the Company (including the top five officers) then employed by the Company.

                  (iv) Health and Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including, but not limited to, medical, prescription, dental, disability, salary continuance, employee life, group life, long-term care, accidental death and travel accident insurance plans and programs), as amended from time to time, to the extent applicable either generally to other employees of the Company and/or ACI or that are offered to executive employees of the Company and/or ACI.

                  (v) Life Insurance. During the term of the Executive's employment, the Company shall provide an annual payment not to exceed $15,000 towards a life insurance policy with a death benefit not to exceed $2,500,000, which will be owned by the Executive and payable to such persons as Executive shall designate.

                  (vi) Perquisites. During the term of the Executive's employment, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices and procedures established by the Board, as amended from time to time.

                  (vii) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the Company's policies, practices and procedures,


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                           as amended from time to time. Such reimbursable
                           expenses shall include, but not be limited to, professional association dues, assessments and fees for such associations as Executive is a member of consistent with past practices, costs associated with the use of (or the provision to Executive of) a private aircraft for business travel and payment for reasonable expenses incurred by Executive for professional assistance with taxes and financial management, provided that such professional assistance fees shall not in the aggregate exceed $10,000 per year. The Executive shall be responsible for variable costs associated with personal travel on private aircraft provided by the Company.

                  (viii) Automobile. The Company recognizes the Executive's need for an automobile for business purposes. During the term of Executive's employment, the Company shall provide the Executive with an automobile allowance of $1,650 per month, which amount shall be grossed up for income taxes, as applicable, plus reasonable related expenses for maintenance, fuel and insurance.

                  (ix) Vacation. During the term of the Executive's employment, the Executive shall be entitled to four
                           (4) weeks paid vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year and the Executive shall not be entitled to receive pay in lieu of accrued but unused vacation in any calendar year. Vacation will be deemed to accrue daily for purposes of the payments described in
                           Section 4 hereof.

                  (x) Stock Purchase Rights. Upon or prior to the effective date of this Agreement, the Executive will be entitled to the stock purchase rights described on Schedule B hereto.

                  (xi) Gross-up Payment. In the event that any payments or benefits either under this agreement or otherwise to which the Executive is entitled from his employment with the Company (other than payments payable pursuant to this Agreement, the stock purchase rights referenced in Schedule B hereto and the Merger Agreement in connection with the consummation of the transactions contemplated hereby and by the Merger Agreement) (together, the "Payments"), will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to the Executive as described in the immediately succeeding sentence; provided that the Executive shall not be entitled to this gross-up


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                           payment if a reduction in the Payments (the "section
                           4999 Reduction Amount") to the largest amount that would not be subject to excise taxes under section 4999 would provide the Executive with an amount (net of federal, state, and local income taxes) greater than or equivalent to the amount of the unreduced Payments (net of all federal, state and local income taxes, and excise taxes); provided, however, that the immediately preceding proviso shall not apply if the section 4999 Reduction Amount would exceed 10% of the unreduced Payments. If payable, the gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and other charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties imposed under or as a result of section 4999. Any tax determinations required under this paragraph shall be computed at the highest applicable marginal tax rate, and shall be made in writing by the Company's independent accountants, whose determination shall be conclusive and binding for all purposes on the parties and their successors. The Company shall provide the Executive with a detailed accounting of the underlying assumptions and calculations.

                  (xii) Key-Man Insurance. During the term of Executive's employment, the Company shall have the right to insure the life of the Executive for the Company's sole benefit, and to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance company, and by executing all necessary documents. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.       TERMINATION OF EMPLOYMENT

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may give to the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 60th day after receipt of such notice by the Executive (the "Disability Effective Date"), if, within the 60 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform, with or without reasonable accommodations, the essential functions of his position hereunder for a


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                  period of 120 days, consecutive or non-consecutive, in any
                  12-month period due to mental or physical incapacity, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability under this Section 3(a) shall be deemed to constitute conclusive evidence of Executive's Disability. Nothing in this Agreement shall be construed as a waiver of Executive's rights under the Americans with Disabilities Act or any other applicable law or statute relating to disabilities or handicaps.

         (b) Cause or Without Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a continued material nonperformance by the Executive of his obligations and duties thereunder, and which is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (ii) commission by the Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company;
                  (iii) a material breach by the Executive of Sections 7, 8, 10 or 11; (iv) the Executive's conviction, plea of no contest or nolo contendere, or unadjudicated probation for any felony or crime involving moral turpitude; (v) the failure of the Executive to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; or (vi) the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities under this Agreement. For purposes of this Agreement, "without Cause" shall mean a termination by the Company of the Executive's employment during the Employment Period for any reason other than a termination based upon Cause, death, Disability or upon a Change of Control, as defined below.

         (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless
                  (x) the Executive has given the Company at least 30 days' prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (y) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period. For purposes of this Agreement, "Good Reason" shall mean:


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                  (i)      any significant reduction, without the Executive's
                           consent, in the Executive's position, authority, duties or responsibilities as contemplated in Section 2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, including but not limited to, the failure of the Executive to be elected or re-elected as Chairman of the Board as contemplated by Section 2, but excluding for this purpose an inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

                  (ii) any instance in which the Company or ACI becomes a subsidiary of any entity of which the Executive is not the Chairman, Chief Executive Officer and President (other than an instance which would not constitute a Change of Control (as defined in paragraph (d) below), provided, that the Company and ACI will not be considered to be a subsidiary of the LLC or KAT Holdings L.P. for this purpose;

                  (iii) any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which the Executive participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all Executives previously granted benefits thereunder;

                  (iv) any failure by the Company to comply with any of the provisions of Section 2(b), other than an inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

                  (v) relocation of the Company's principal executive offices, or any event that causes Executive to have his principal place of work changed, to any location that is more than 35 miles outside of Dallas, Texas;

                  (vi) without limiting the generality of the foregoing, any material breach (after 30 days' notice and opportunity to cure) by the Company or any of its subsidiaries or other affiliates (as defined below) of (A) this Agreement or (B) any other agreement between the Executive and the Company or any such subsidiary or other affiliate.

                  As used in this Agreement, "affiliate" means, with respect to a person, any other person controlling, controlled by or under common control with the


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                  first person; the term "control," and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and "person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         (d) Change of Control. If a Change of Control (as defined below) occurs during the Employment Period and the Board determines in good faith that it is in the Company's best interest to terminate the Executive's employment with the Company, then, within one year of such Change of Control, the Company may terminate the Executive's employment by giving the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive's employment. Any such termination by the Company as contemplated in this Section 3(d) is referred to herein as a termination "upon a Change of Control."

                  As used in this Agreement, "Change of Control" means the first to occur of: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or Parent (including capital stock or assets of operating subsidiaries) to any person or group of related persons for purposes of
                  Section 13(d) of the Securities Exchange Act, (a "Group") other than if any one or more of the Permitted Holders have both the beneficial economic ownership of common equity securities and the power to vote or direct the voting of such securities having more than 50% of the ordinary voting power for the election of directors or managers of the transferee person or Group, (ii) prior to the consummation of an initial public offering, the consummation of any transaction or series of related transactions (including a merger or consolidation) the result of which is that any Person other than a Permitted Holder or a combination of the Permitted Holders beneficially owns (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) at least a majority of the total voting power of the outstanding voting stock of the Company or (iii) the sale or transfer by the Kenner Group of such amount of shares and/or interests in relation to the Company such that they lose, relinquish or forfeit their director and corporate governance rights under the LLC Agreement and/or the Stockholders Agreement. For purposes of the Change of Control, Permitted Holders will exclude Masco Corporation and its Affiliates.

                  As used in this Agreement, (A) the "Permitted Holders" means
                  (i) KAT Holdings, L.P. and any other investment partnership or entity managed or controlled by Kenner & Company, Inc. and/or its affiliates, (ii) UBS Capital Americas II, LLC and/or its Affiliates, (iii) ML IBK Positions, Inc. and/or its affiliates, (iv) any partners, members or investors (either directly or indirectly through any investment partnerships or entities) in the entities described in clauses (i), (ii) and
                  (iii) above who are distributees of investments held by the entities described in clauses (i), (ii) and (iii)


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                  above, (v) any immediate family members or lineal descendents, or trusts or other entities for their benefit in respect of the Persons described in clauses (i), (ii), (iii) and (iv) above, and (vi) any affiliates in respect of the persons described in clauses (i), (ii), (iii) and (iv) above; (B) "Exchange Act" means the Securities and Exchange Act of 1934, as amended; and (C) "Kenner Group" means the entities and individuals identified in clauses (i), (iv), (v) and (vi) of the definition of "Permitted Holders" above.

                  As used in this Agreement, "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement, dated as of December 10, 2003, of ATR Acquisition, LLC as in effect at that date.

                  As used in this Agreement, "Stockholders Agreement" means the Stockholders Agreement dated as of December 10, 2003, by and among the Company and the other signatories party thereto as in effect at that date.

         (e) Notice of Termination. Any termination by the Company for Cause or without Cause or upon a Change of Control, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, if specified, shall not be less than 10 nor more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause or a termination upon a Change of Control shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or upon a Change of Control, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e), as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or upon a Change of Control, the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.       OBLIGATIONS OF THE COMPANY UPON TERMINATION

         (a) For Cause; Without Good Reason; Other Than for Death, Disability or Upon a Change of Control. If, during the Employment Period, the Company shall terminate the Executive's employment for Cause or the Executive shall terminate his employment without Good Reason, and the termination of the Executive's employment in any case is not due to death or Disability, without Cause, for Good Reason or upon a Change of Control, the Executive shall forfeit all rights to the Incentive Bonus otherwise due to him or to which he may be entitled. If the termination is for Cause or if the Executive terminates his employment without Good Reason, all unvested stock options held by the Executive shall lapse and expire and any remaining vested but unexercised stock options shall remain exercisable for a period of ninety (90) days from the Date of Termination and shall thereafter lapse and expire if not exercised. In each of these circumstances, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for the payment of: (i)
                  (A) in cash within ten (10) days after the Date of Termination the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and
                  (3) any accrued vacation pay, and (B) in cash within ten (10) days after the Date of Termination any earned but unpaid Incentive Bonus payable in respect of any completed fiscal year that has not been paid in full for that completed year as of the Date of Termination (collectively, the "Accrued Obligations"); and (ii) any amount arising from the Executive's participation in, or benefits under, any Investment Plans (the "Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans.

         (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, all unvested stock options held by Executive shall immediately vest (in his legal representatives) and become exercisable in accordance with their terms and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (i) in a lump sum in cash within ten (10) days after the Date of Termination, the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) the Incentive Bonus for the year of termination prorated from the first day of the Company's then current fiscal year to the Date of Termination (the "Prorated Incentive Bonus"), payable following calculation of the

                  Incentive Bonus in accordance with Section 2(b)(ii) hereof and Schedule A hereto.

         (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, all unvested stock options held by Executive shall immediately vest and become exercisable in accordance with their terms and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (i) in a lump sum in cash within ten (10) days after the Date of Termination, the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) the Prorated Incentive Bonus, payable following calculation of the Incentive Bonus in accordance with Section 2(b)(ii) hereof and Schedule A hereto.

         (d) Without Cause or for Good Reason. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, all unvested stock options held by Executive (the "Unvested Options") shall immediately vest and become exercisable for a period of one hundred eighty
                  (180) days from the Date of Termination (the "Exercise Period") and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for: (i) payment of, in a lump sum in cash within ten (10) days after the Date of Termination, the Accrued Obligations; (ii) payment of the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; (iii) payment of the Prorated Incentive Bonus, calculated as of the end of the fiscal year applicable to such Incentive Bonus, and payable following calculation of the Incentive Bonus in accordance with Section 2(b)(ii) hereof and Schedule A hereto; and (iv) an amount equal to one-twelfth of the sum of the Executive's Annual Base Salary and 80% of the target Incentive Bonus applicable to the period in which the Date of Termination occurs and set forth on Schedule A hereto multiplied by 24 (the "Severance Payment"), and (v) the Company will arrange for a third party insurer to provide health and welfare benefits comparable to those described in Sections 2(b)(iv) and 2(b)(v) (the "Severance Benefits") for a period of 24 months (the "Severance Period"), but only if and to the extent that the premium cost per annum to the Company in respect of such coverage does not exceed $50,000 per annum (the "Benefits Premium"). Such Severance Payment will be paid 50% in a lump sum as of, or within 10 days following, the Date of Termination and 50% in equal bi-weekly amounts over the 24 months following the Date of Termination.

         (e) Change of Control. If the Executive's employment is terminated upon a Change of Control as contemplated in Section 3(d), all unvested stock options held by Executive shall immediately vest and become exercisable in accordance with their terms and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for (i) payment of, in a lump sum in cash within ten (10) days after the Date of Termination, the Accrued Obligations; (ii) payment of the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; (iii) within ten
                  (10) days after the Date of Termination, payment of the Prorated Incentive Bonus, payable following calculation of the Incentive Bonus in accordance with Section 2(b)(ii) hereto and Schedule A hereto; (iv) within ten (10) days after the Date of Termination, the Severance Payment and (v) the Company will arrange for the provision of the continuation of Severance Benefits for the Severance Period as described in clause (v) of Section 4(d) above.

         As used in this Section 4, "stock options" shall mean options, warrants or similar stock purchase rights, including those described in Schedule B hereto.

         With respect to any such continued health and welfare benefits described in Section 4 (d) or (e) above for which the Executive is eligible, if the Company is unable to arrange for the provision of such benefits, the Company shall pay, in a lump sum, the Executive for the cost of such benefits not to exceed the amount of the Benefit Premium; and the Executive's period of "continuation coverage" for purposes of
         Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), shall be deemed to commence on the Date of Termination.

5.       RETENTION BONUS

         Following a "Change of Control" (for avoidance of doubt, it shall include the Change of Control contemplated by the Merger Agreement), if the Executive is employed by the Company on the 12-month anniversary of the Change of Control, the Company shall pay the Executive a retention bonus in an amount equal to the Executive's Annual Base Salary in effect at the time the Change of Control takes place. Nothing in this
         Section 5 shall be deemed to give the Executive the right to be retained in the employ of the Company or to restrict the right of the Company to terminate the Executive at any time and for any reason, without Cause or for Cause or upon a Change of Control. Nothing in this
         Section 5 shall be deemed to give the Company the right to require the Executive to remain in the employ of the Company or to restrict the Executive's right to terminate his employment at any time and for any reason, without Good Reason or for Good Reason.

6.       FULL SETTLEMENT; MITIGATION; RELEASE

         In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of the

         Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 7, 8, 10 or 11 by the Executive and either party shall be entitled to seek damages for criminal misconduct.

         In the event of a termination of the Executive by the Company without Cause, by the Executive for Good Reason, by the Company upon a Change of Control and simultaneous with the receipt by the Executive of any Severance Benefits from the Company in accordance with the terms of this Agreement or pursuant to any other agreement entered into by the Company and the Executive, the Executive will release the Company from and against any claims, damages, lawsuits and liabilities (a "Claim") arising in relation to such termination or any other acts arising under this Agreement in relation to such termination or any other acts, omissions or circumstances in relation to the Company prior to the date of termination excepting any claim based on an event that would constitute a termination of the Executive by the Company for Cause in accordance with Sections 3(b)(ii) and 3(b)(iv) of this Agreement. Notwithstanding anything herein to the contrary, the Executive retains any and all rights it has under any other written agreements entered into by the Company and the Executive.

         In the event of a termination of the Executive by the Company without Cause, by the Executive for Good Reason, by the Company upon a Change of Control and upon the performance by the Executive of his obligations and covenants under this Section 6, then the Company will release the Executive from and against any Claim arising under this Agreement in relation to such termination or any other acts, omissions or circumstances in relation to the Company prior to the date of termination. Notwithstanding anything herein to the contrary, the Company retains any and all rights it has under any other written agreements entered into by the Company and the Executive.

7.       CONFIDENTIAL INFORMATION

         (a) The Executive acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). "Confidential Information" includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or vendors, manuals relating to suppliers' products, customer lists, information regarding methods of doing business, and the identity of suppliers. "Confidential Information" shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above.

         (b) Each of the Executive and the Company has divulged, and herein promises to continue to divulge during Executive's employment with the Company, appropriate Confidential Information to one another as of the effective date of this Agreement, and from time to time thereafter as such appropriate Confidential Information arises.

         (c) During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information or proprietary data of the Company or its affiliates except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an Executive of the Company or its affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company.

         (d) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or its affiliates.

         (e) As used in this Section 7, "Company" shall include Atrium Corporation and any of its direct or indirect subsidiaries, including ACI.

8.       RESPONSIBILITIES UPON TERMINATION

         Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part:

         (a) The Executive shall advise the Company of the identity of his new employer within ten (10) days after accepting new employment and further agrees to keep the Company so advised of any change in employment during the term of Non-Competition set forth in Section 10 hereof;

         (b) The Company in its sole discretion may notify any new employer of the Executive that he has an obligation not to compete with the Company during such term;

         (c) The Executive shall deliver to the Company any and all records, forms, contracts, memoranda, work papers, customer data and any other documents which have come into his possession by reason of his employment with the Company (including the Company's direct and indirect subsidiaries), irrespective of whether or not any of said documents were prepared for him, and he shall not retain memoranda in respect of or copies of any of said documents; and

         (d) The Executive shall participate in an exit interview with the Company.

9.       SUCCESSORS

         The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, subject, however, to the Executive's right to terminate this Agreement for Good Reason as provided in Section 3(c), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and Executive. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by the Executive without the prior written consent of the Company.

10.      NON-COMPETITION

         The provisions of this Section 10 are in consideration for (i) the Company's promise in Section 7 to continue to make appropriate Confidential Information available to the Executive during the term of Executive's employment by the Company and (ii) the amounts paid to Executive by the Company on or prior to the date hereof including in connection with the transactions described in the Merger Agreement.

         (a) The term of Non-Competition (herein so called) shall be for a term beginning on the Effective Date hereof and continuing until (i) the first anniversary of the Date of Termination if the Executive's employment is terminated by the Company for Cause or due to Disability or by the Executive without Good Reason or termination or non-renewal by the Company at the end of the Additional Term, or (ii) the last day of the Severance Period if the Executive's employment is terminated by the Company without Cause (and not due to Disability) or upon a Change of Control or by the Executive for Good Reason.

         (b) During the term of Non-Competition, the Executive shall not (other than for the benefit of the Company or its affiliates pursuant to this Agreement) directly or indirectly, render services to, assist, participate in the affairs of, or otherwise be connected with, any person or enterprise (other than the Company), which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in, any business that is in any respect competitive with the Company Business, with respect to any products of the Company that were within the Executive's management responsibility at any time within the twelve-month period immediately prior to the termination of the Executive's employment with the Company or any New Product (as defined herein), in any capacity which would (i) utilize the Executive's services with respect to such business within any state of the United States, or any substantially comparable political subdivision of any other country, wherein the Company sold or actively attempted to sell such products within the twelve-month period immediately prior to the termination of the Executive's employment with the Company; or (ii) utilize the Executive's services in selling any products similar to such products of the Company to any person or entity to which the Company sold or actively attempted to sell such products within the twelve-month period immediately prior to the termination of the Executive's employment with the Company (a "Competing Business"). Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such Competing Business in any way prohibited by the preceding clause.

         (c) During the term of Non-Competition, Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with the Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company.

         (d) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and its affiliates and the confidentiality of their Confidential Information, and to protect the other legitimate business interests of the Company and its affiliates.

         (e) If any court determines that any portion of this Section 10 is invalid or unenforceable, the remainder of this Section 10 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 10, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

         (f) As used in this Section 10, (i) "Company" shall include Atrium Corporation and any of its direct or indirect subsidiaries, and (ii) "Company Business" shall refer to the window and patio door business of the Company together with any other business, product or service that is or was subject to active consideration or review by the Board prior to the Date of Termination (such other business product or service (a "New Product") provided that, any such New Product that is not implemented or developed into an actual product or service during the 12 month period following the Date of Termination shall cease to be a New Product following such 12 month period.

11.      INVENTIONS; ASSIGNMENT

         All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Employment Period, and for a period of twelve (12) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company, as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

12.      ACI

         At any time during the Employment Period, any of the obligations of the Company to make payments hereunder, including the obligation to pay any compensation to Executive under Section 2(b), may, at the sole discretion of the Company (subject to the approval of the Board), be discharged and satisfied by ACI.

13.      MISCELLANEOUS

         (a) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all," and "each and every"; (d) "includes" and "including" are each "without limitation"; (e) "herein," "hereof," "hereunder" and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

         (b) Notices. Any notice, demand, request or other communication given hereunder to any party, shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, as follows:

                  If to the Executive to:       Jeff L. Hull
                                                941 Gibbs Crossing
                                                Coppell, Texas 75019
                                                Fax: (972) 304-5238

                  If to the Company:            Atrium Corporation
                                                1341 West Mockingbird Lane
                                                Suite 1200W, Dallas Texas 75247
                                                Attention: Philip Ragona,
                                                General Counsel
                                                Fax: (214) 630 5001

                                                With copies to:

                                                Paul, Hastings, Janofsky &
                                                Walker LLP
                                                75 East 55th Street
                                                New York, New York  10022
                                                Attention: Joel M. Simon
                                                           Marie Censoplano
                                                Fax:  (212) 319-4090

                  or to such other address as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) if mailed, three (3) days after being mailed as described above; or (iii) in the case of facsimile transmission, when confirmed by facsimile machine report..

         (c) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (d) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges, which it is from time to time, required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.

         (e) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

         (f) Equitable Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 7, 8, 9, 10 or 11 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 7, 8, 9, 10 or 11 by the Executive.

         (g) Complete Agreement. This Agreement, together with any applicable agreements and instruments evidencing the stock purchase rights described in Schedule B hereto and any Buy Sell Agreement between the Executive and the Company, constitutes the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements (including the January 1, 2003 Agreement), representations and understandings between the Executive and the Company, or its affiliates and subsidiaries, which are hereby terminated. Other than as expressly set forth herein, the Executive and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

         (h)      Mediation; Arbitration

                  (i) The Company and the Executive shall mediate any claim or controversy arising out of or relating to this Agreement or any breach thereof if either of them requests mediation and gives written notice to the other (the "Mediation Notice"). Any notice given pursuant to the preceding sentence shall include a brief statement of the claim or controversy. If the Company and the Executive do not resolve the claim or controversy within five (5) days after the date of the Mediation Notice, the Company and the Executive shall then use reasonable efforts to agree upon an independent mediator. If the Company and the Executive do not agree upon an independent mediator within ten (10) days after the date of the Mediation Notice, either party may request that JAMS/Endispute ("JAMS"), or a similar mediation service of a similar national scope if JAMS no longer then exists, appoint an independent mediator. The Company and the Executive shall share the costs of mediation equally and shall pay such costs in advance upon the request of the mediator or any party. Within ten (10) days after selection of the mediator, the mediator shall set the mediation. If the Company and the Executive do not resolve the dispute within thirty (30) days after the date of the Mediation Notice, the dispute shall be decided by arbitration as set forth below.

                  (ii) Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration if such claim or controversy is not settled pursuant to mediation as set forth above. The venue for any such arbitration shall be Dallas, Texas, or such other location as the parties may mutually agree. Except as expressly set forth herein, all arbitration proceedings under this
                           Section 13(h)(ii) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in force. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Judgment on the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator's full fees and expenses or, if in the arbitrator's opinion there is no prevailing party, the arbitrator's fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this
                           Section 13(h)(ii), the non-prevailing parties shall be required to pay the reasonable attorneys' fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys' fees and expenses.

                  (i)      Survival. Sections 4, 6, 7, 8, 9, 10, 11, 12 and 13
                           of this Agreement shall survive the termination of this Agreement.

                  (j) Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflicts of law of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

                  (k) Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

                  (l) Executive Acknowledgment. Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

                  (m) Termination of January 1, 2003 Agreement. Except for the payment of the 2003 incentive bonus as described in Section 2(b)(ii), effective upon the Effective Date, the January 1, 2003 Agreement shall automatically be terminated and of no further force or effect, the parties thereto shall have no further obligations or liabilities thereunder and Executive's employment by the Company and its subsidiaries shall solely be governed by this Agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, as of the day of December , 2003.

                                   EXECUTIVE

                                   ----------------------------------------
                                   Jeff L. Hull



                                   ATRIUM CORPORATION

                                   By:
                                       ------------------------------------
                                   Name:
                                         ----------------------------------
                                   Title:
                                          ---------------------------------

                                   ATRIUM COMPANIES, INC.

                                   By:
                                       ------------------------------------
                                   Name:
                                         ----------------------------------
                                   Title:
                                          ---------------------------------



                                   KAT HOLDINGS, L.P.
                                   (Only for purposes of Section 2(a))

                                   By: KAT GROUP, L.P., its general partner

                                   By: JLK Operations, Inc., its general partner

                                   By:
                                       ------------------------------------
                                   Name:
                                         ----------------------------------
                                   Title:
                                          ---------------------------------

                                   SCHEDULE A

                     TO JEFF L. HULL'S EMPLOYMENT AGREEMENT



Executive shall be entitled to a target bonus (the "Incentive Bonus") of (a) during the period beginning January 1, 2003 and ending on December 31, 2003, in an amount equal to $400,000 per annum (reduced by any amounts paid as a performance bonus on or prior to the date hereof), (b) during the period beginning on January 1, 2004 and ending on December 31, 2004, in an amount equal to $450,000 per annum, (c) during the period beginning on January 1, 2005 and ending on December 31, 2005, in an amount equal to $500,000 per annum, and (d) during the period beginning on January 1, 2006 and ending on December 31, 2006, in an amount equal to $600,000 per annum, computed as follows:

         (a) 50% of the Executive's Incentive Bonus ("EBITDA Bonus") shall be payable based upon achievement of the following targets:

                  (i) If the Company achieves 80% of its Budgeted EBITDA, the Executive shall receive 50% of the EBITDA Bonus.

                  (ii) If the Company achieves 90% of its Budgeted EBITDA, the Executive shall receive 75% of the EBITDA Bonus.

                  (iii) If the Company achieves 100% of its Budgeted EBITDA, the Executive shall receive 100% of the EBITDA Bonus.

                  (iv) If the Company achieves 110% of its Budgeted EBITDA, the Executive shall receive 125% of the EBITDA Bonus.

                  (v) The EBITDA Bonus will be paid on a sliding scale on a pro rated basis. For example, if 95% of budgeted EBITDA is achieved, the Executive is entitled to 87.5% of the EBITDA Bonus. No EBITDA Bonus will be paid if the Company achieves less than 80% of the budgeted EBITDA and in no event will the Company pay in excess of 125% of the EBITDA Bonus.

                  (vi) For purposes of the EBITDA Bonus, EBITDA shall be defined as earnings before interest, taxes, depreciation and amortization of the Company and all of its subsidiaries on a consolidated basis. EBITDA shall exclude any extraordinary gains or losses, special charges, any compensation expense attributable to the Company's equity securities, management fees paid to the Company's equity sponsor, any accounts receivable securitization expense, any transaction or merger-related costs that are expensed rather than capitalized including any effect of fair market value adjustments made pursuant to purchase accounting and any other non-cash items. The EBITDA will be adjusted for all acquisitions and/or divestitures by the Board in good faith.

                  (vii) Budgeted EBITDA ("Budgeted EBITDA") shall be such amount as is set by the Board annually as adjusted by the Board in good faith for a particular fiscal year from time to time to reflect acquisitions and/or divestitures by the Company or its subsidiaries.

         (b) The remaining 50% of the Executive's Incentive Bonus shall be based upon the achievement of management objectives to be set from year to year by the Board of Directors.

                                   SCHEDULE B

                             STOCK PURCHASE RIGHTS:

On or prior to the Effective Date, the Executive will be granted warrants to purchase 7,750 (which is based on the shares outstanding having a value of $1,000 per share) shares of the common stock (the "Common Stock") of the Company pursuant to a warrant agreement to be dated as of the Effective Date. The shares shall vest and exercise prices will be set according to the following schedule:

4,000 shares, with an exercise price of $.01 per share, will vest 100% on February 1, 2004;

3,750 shares with an exercise price of $1,000 per share, vest ratably from the Effective Date on a monthly basis over a five-year period.

VESTING:

Each of the types of warrants described in Schedule B will be deemed fully vested as set forth in accordance with this Agreement.